UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2012

GLYECO, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30396	45-4030261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-196 Phoenix, Arizona		85044
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

                    N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

On June 7, 2012, GlyEco, Inc., a Nevada corporation (the “Company” or “GlyEco”), entered into a preliminary agreement (the “Preliminary Agreement”) with Antifreeze Recycling, Inc.,  a South Dakota corporation engaged in the business of processing glycol and located in Tea, South Dakota (“ARI”).

Pursuant to the Preliminary Agreement, the Company has agreed to purchase all of the glycol related assets of ARI, free and clear of any encumbrances, based on the following terms:

1.
An aggregate purchase price of $450,000 consisting of a combination of cash and shares of unregistered GlyEco common stock (at an agreed upon value of $1 per share), ratio to be determined with the cash portion not to exceed $95,000; based on the following estimated asset values:

a.	$395,000 for ARI’s equipment, vehicle and field assets valued at $395,000;
b.	$40,000 for ARI’s EBITDA valued at $40,000; and
c.	ARI’s net working capital of $15,000.

2.
Robert Kolhoff, the current President of ARI, shall assume the role of General Manager of GlyEco’s acquisition subsidiary, serving at the discretion of GlyEco’s Board of Directors, for an agreed upon base salary, benefits, and bonus structure.

3.	GlyEco shall assume the remainder of the lease for the current ARI facility in Tea, SD.

The Preliminary Agreement is intended to create binding intentions between the parties.  The Preliminary Agreement contemplates the completion of a more comprehensive Asset Purchase Agreement by June 30, 2012 and a closing on or before August 31, 2012, subject to satisfaction of certain conditions precedent/antecedent as described in the Preliminary Agreement or the comprehensive Asset Purchase Agreement, including, but not limited to, the Company’s verification of ARI’s financial statements through an audit by an accounting firm registered with the Public Company Account Oversight Board (PCAOB). Such Asset Purchase Agreement, if completed, will supersede the terms of the Preliminary Agreement.  There can be no assurance that the conditions will be met, or even if met or amended or waived by the parties, that a comprehensive and definitive Asset Purchase Agreement will be completed, and if not, that the Preliminary Agreement would be sufficient on its own to consummate the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: June 12, 2012	By:	/s/ John Lorenz
John Lorenz President, Chief Executive Officer and Chairman (Principal Executive Officer)